Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the Registration Statement (No. 333-258541) on Form S-8 of Expedia Group, Inc. of our report dated June 26, 2023, relating to the statements of net assets available for benefits of Expedia Retirement Savings Plan as of December 31, 2022 and 2021, the related statement of changes in net assets available for benefits for the year ended December 31, 2022, and the related supplemental information as of December 31, 2022, appearing in this Annual Report on Form 11-K of Expedia Retirement Savings Plan for the year ended December 31, 2022.

/s/ Moss Adams LLP

Portland, Oregon
June 26, 2023